UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2008

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Departures

On November 19, 2008, Robert C. Blattberg announced his retirement, and Mary F. Sammons announced her resignation, from the Board of Directors of First Horizon National Corporation (the “Company”). R. Brad Martin has been appointed to replace Dr. Blattberg as Chairperson of the Board’s Nominating and Corporate Governance Committee and therefore has become Lead Director under the Company’s Corporate Governance Guidelines.

On November 19, 2008, the Board of Directors appointed William C. Losch, III to be Executive Vice President and Chief Financial Officer (principal financial officer) of the Company, as discussed in item 5.02(c) and (e) below. Thomas C. Adams, Jr. presently serves as the Company’s interim principal financial officer and will continue in that capacity until Mr. Losch assumes his new position. It is expected that Mr. Losch will assume his new position with the Company effective January 5, 2009.

(c)	Appointment of Chief Financial Officer

The Board of Directors of the Company appointed William C. Losch, III, age 38, to the position of Executive Vice President – Chief Financial Officer (principal financial officer) of the Company and of its principal subsidiary, First Tennessee Bank National Association (the “Bank”), to be effective when he assumes his new position, which is expected to be January 5, 2009. As with all of the Company’s executive officers, Mr. Losch will serve until his successor is elected and qualified. Previously, Mr. Losch was with Wachovia Corporation for eleven years, serving most recently as Senior Vice President and Chief Financial Officer of its Retail and Small Business Banking unit from 2003 to 2005, and as Senior Vice President and Chief Financial Officer of its General Bank unit from 2006 to the present.

The Compensation Committee of the Board previously approved the terms of Mr. Losch’s employment offer, subject to the Board’s appointment of Mr. Losch which occurred on November 19. Those terms are described in item 5.02(e) below.

The Bank and its subsidiaries have entered into lending transactions in the ordinary course of business with the Company’s executive officers, directors, nominees, and their associates, and they expect to have such transactions in the future. Such transactions have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than the normal risk of collectibility or presented other unfavorable features. From time to time, the Bank and its broker-dealer subsidiaries (either as agent or as principal) may engage in securities transactions with, and the Bank and its subsidiaries have other banking transactions (including deposit accounts and loan-related interest rate swaps) with, the Company’s executive officers and directors and their associates in the ordinary course of business on terms substantially similar to those available to members of the general public. The Company’s executive officers and directors do not derive any special benefits from such transactions.

(d)	Election of Director

(1)     On November 19, 2008, the Board of Directors elected Mark A. Emkes to the Company’s Board of Directors, effective immediately. Mr. Emkes also has been elected to the Board of Directors of the Bank. Mr. Emkes will stand for election to the Board of the Company by the shareholders at the April 2009 annual meeting.

Mr. Emkes is the Chairman and Chief Executive Officer of Bridgestone Americas Holding, Inc. and of Bridgestone Firestone North American Tire, LLC headquartered in Nashville, Tennessee, and is a director of Bridgestone Corporation headquartered in Tokyo, Japan. Mr. Emkes has been with the Bridgestone Firestone family of companies for over 30 years, holding positions at various times in the Middle East, Europe, South America, and North America.

(2)  There are no arrangements or understandings between Mr. Emkes and any other person concerning his selection to be elected to the Board of Directors of the Company.

(3)  Mr. Emkes has been appointed to serve on the Compensation Committee and the Audit Committee of the Company’s Board of Directors.

(4)  The Bank and its subsidiaries have entered into lending transactions in the ordinary course of business with the Company’s executive officers, directors, and their associates, and they expect to have such transactions in the future. Such transactions have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than the normal risk of collectibility or presented other unfavorable features. From time to time, the Bank and its broker-dealer subsidiaries (either as agent or as principal) may engage in securities transactions with, and the Bank and its subsidiaries have other banking transactions (including deposit accounts and loan-related interest rate swaps) with, the Company’s executive officers and directors and their associates in the ordinary course of business on terms substantially similar to those available to members of the general public. The Company’s executive officers and directors and their associates do not derive any special benefits from such transactions.

(5)  Mr. Emkes will be eligible to participate in the Company’s active compensation plans and programs for non-employee directors. Additional information concerning the Company’s plans and programs for non-employee directors is provided in the following previously-filed material, which is incorporated into this item by reference: the “Director Compensation” section of the Company’s proxy statement for the 2008 annual meeting of shareholders appearing on pages 69-77. Because Mr. Emkes was elected in November, under the Company’s Director Policy he will receive two-fourths of a normal annual grant of restricted stock units for the year 2008-2009. That pro-rated RSU grant will have a grant-date value of $22,500 and will vest in 2009 in accordance with the Policy.

(e)	Employment Offer to Chief Financial Officer

On November 14, 2008, the Compensation Committee of the Board of Directors of the Company approved the terms of employment, including compensatory and other arrangements, offered to William C. Losch, III as the Company’s new principal financial officer. All terms were subject to the appointment of Mr. Losch by the Board (which occurred on November 19, 2008), and all terms are subject to the commencement of his employment with the Company (expected to be effective January 5, 2009). Key terms include:

1)	Mr. Losch’s title will be Executive Vice President – Chief Financial Officer of the Company and the Bank. He will be an executive officer, and the principal financial officer, of the Company.

2)	Mr. Losch will be employed “at will.” This means that Mr. Losch may resign or be terminated at any time. All of the Company’s executive officers are employed at will.

3)	The annual salary rate of Mr. Losch has been set at $400,000.

4)

Mr. Losch will receive a payment of $350,000 to offset compensation he would have received at his former employer if he had remained at that company. This payment is to be made within the first 30 days following commencement of employment. By accepting the payment, Mr. Losch has agreed that he will forfeit and reimburse the Company 100% of the payment if he voluntarily terminates his employment within 12 months after his start date, and 50% of the payment if he voluntarily terminates his employment more than 12 months but within 24 months after his start date.

5)

Mr. Losch will receive a relocation benefit related to his relocation from Charlotte, North Carolina to Memphis under the Company’s relocation benefit for higher-level employees and officers. Mr. Losch is required to repay all relocation benefits received if he terminates employment with the Company during the first 18 months. A relocation benefit involves the reimbursement of most expenses associated with relocating, and it provides for the payment of real estate sales commissions and certain other selling expenses and for assistance in marketing and selling Mr. Losch’s old home. The benefit further provides that the Company will purchase his old home at the price, terms, and conditions negotiated by Mr. Losch with a bona fide third party buyer, after review and approval by the Company. One practical effect of that purchase would be that the Company would take on any risk that the third party buyer ultimately might fail to purchase the home as agreed.

6)

Because the Company is a participant in the U.S. Department of the Treasury’s Troubled Asset Relief Program (TARP), Mr. Losch’s offer of employment is conditioned upon his signing the Company’s standard TARP letter agreement with executives. That agreement restricts his compensation in certain severance situations and provides the Company with clawback rights in certain other situations, all in conformity with the requirements of the TARP.

As an executive officer, Mr. Losch will be eligible to participate in all of the plans and programs of the Company currently available for executives, including the following:

A)

Annual cash bonus opportunities under the 2002 Management Incentive Plan commensurate with this position, beginning with the bonus relating to the year 2009. Bonuses under this Plan generally are based on Company and personal performance factors, as established or approved by the Board’s Compensation Committee for each year.

B)

Equity-based incentive awards under the 2003 Equity Compensation Plan, beginning with the 2009 grant cycle. For many years the Company has made annual equity awards under this and predecessor plans to eligible executives and to other eligible officers and employees. The target value of his equity awards in the 2009 grant cycle is to be 125% of salary.

C)	Deferral of earned salary and bonus under the First Horizon National Corporation Nonqualified Deferred Compensation Plan.

D)	Executive survivor benefit program. This program is supplemental to the Company’s broad-based life insurance benefit.

E)	Management disability benefit program. This program is supplemental to the Company’s broad-based disability benefit.

F)

Executive-level Change in Control Severance Agreement program. On November 14, 2008 the Board’s Compensation Committee approved a change in this agreement form to remove the tax gross-up feature which older agreements contain. The new form will be offered to eligible persons newly hired or promoted. The new form, which will be offered to Mr. Losch, is filed as Exhibit 10.2 to this Report.

G)

Executive and management perquisites and personal benefits. Among these are a financial counseling benefit (up to $5,000 per year, or up to $7,500 when a new counseling firm is engaged), and the relocation benefit described above.

In addition, Mr. Losch will be eligible to participate in plans and programs available broadly to salaried or full-time employees, such as the Company’s profit-sharing savings plan and its health and welfare benefits programs.

The Company’s executive and broad-based plans and programs are discussed in the Company’s most recent proxy statement for the annual meeting held April 15, 2008 under the heading “Executive Compensation” on pages 22-68, are reflected in multiple exhibits to the Company’s most recent annual report on Form 10-K for the year 2007 (all of which are identified in that Report as management or executive compensation arrangements), or are described or set forth in the following reports: (i) Item 5.02(e) of, and the exhibits to, the Company’s Current Report on Form 8-K dated February 25, 2008; (ii) exhibits 10.1, 10.2, 10.3, 10.4, and 10.5 to the Company’s Current Report on Form 8-K dated April 28, 2008; (iii) Item 5.02(e) of, and exhibit 10.1 to, the Company’s Current Report on Form 8-K dated July 14, 2008; and (iv) Item 5.02(e) of, and Exhibit 10.1 to, the Company’s Current Report on Form 8-K dated November 11, 2008. All of the foregoing is incorporated into this Item by this reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)	Amendment to Bylaws

(1)   On November 19, 2008, the Company’s Board of Directors amended ARTICLE THREE, Section 3.2 of the Company’s Bylaws. The Bylaws are amended immediately as described below. The amended and restated Bylaws are filed herewith as Exhibit 3.2.

(2)   The amendment to Section 3.2 decreases the size of the Company’s Board of Directors from thirteen to twelve persons. The decrease took effect immediately upon Board approval on November 19, 2008.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit #	Description

3.2	Bylaws of the registrant, as amended and restated November 19, 2008

*10.1	Conformed copy of offer letter concerning employment of William C. Losch, III (principal financial officer)

*10.2	Form of Change in Control Severance Agreement offered to executive officers on or after November 14, 2008

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* Management contract or compensatory plan or arrangement

All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

In the agreements referred to in this Report, each party makes representations and warranties to the other party. Those representations and warranties are made only to and for the benefit of the other party in the context of a business agreement. Exceptions to such representations and warranties may be partially or fully waived by such party, or not enforced by such party, in its, his, or her discretion. No such representation or warranty may be relied upon by any other person for any purpose.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: November 24, 2008	By:	/s/ Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary

EXHIBIT INDEX

EX-10.1	Conformed copy of offer letter concerning employment of William C. Losch, III (principal financial officer)

EX-10.2	Form of Change in Control Severance Agreement offered to executive officers on or after November 14, 2008

EX-3.2	Bylaws of the registrant, as amended and restated November 19, 2008